Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective as of September 20, 2004 (the “Effective Date”) by and between AmericanWest Bancorporation, a Washington corporation (“AWBC”), its wholly owned subsidiary AmericanWest Bank, a Washington state-chartered bank (the “Bank” and together with AWBC, “Employer”), and Robert M. Daugherty (“Executive”).

RECITAL:

Employer wishes to employ Executive as the President and Chief Executive Officer of AWBC and the Bank, and Executive wishes to accept such employment, under the terms and conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

1. Definitions; Construction. Defined terms used in this Agreement are capitalized and, where not expressly defined in a separate section of this Agreement, are defined as set forth in Section 17. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

2. Employment; Title. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement. Executive’s title shall be “President and Chief Executive Officer” of AWBC and of the Bank.

3. Term of Employment. The term of this Agreement (“Term”) is four years, commencing on the Effective Date. If the parties do not renew this Agreement or enter into a new employment agreement at the end of the Term, then at that time, to the extent Executive remains employed by Employer, (i) Executive shall be deemed an at-will employee of Employer, (ii) Executive shall cease to have any right to continued employment under this Agreement, and (iii) upon termination of his employment, Executive shall only be entitled to receive the salary and bonuses earned and reimbursable expenses incurred through the date of such termination, together with such other benefits such as stock options issued to Executive, consistent with the terms of any such issuance.

4. Duties. Executive will perform and discharge well and faithfully the duties that may be assigned to him from time to time by the Board of Directors in connection with the conduct of Employer’s business. Executive will conduct himself so as to maintain and increase the goodwill and reputation of Employer and its business and abide by all code of ethics or other professional duties applicable to Executive. In his capacity as President and CEO, Executive shall perform the customary duties of President and CEO of a Washington commercial bank holding company, including but not limited to:

(a) Bank Performance. Executive will be responsible for all aspects of the Bank’s performance, including, without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Employer’s policies. These duties will also include performing all other tasks in connection with the Bank’s management and affairs that are normal and customary to Executive’s position, such as policy development, strategic planning, investment activities and regulatory compliance.

(b) Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts in the Bank’s market areas. Executive acknowledges that performance of such responsibilities will necessitate activities outside the Bank’s facilities, including community activities and visits to customers’ and prospects’ places of business.

(c) Report to Board. Executive will report directly to the Board of Directors and will keep the Board of Directors fully apprised of the Bank’s activities and financial condition. Executive will obtain the Board of Directors’ concurrence where appropriate or required by any policy established by Employer.

5. Extent of Service. Executive shall devote his entire business time, attention, and energies to the business of Employer. The foregoing, however, shall not preclude Executive from engaging in appropriate civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments (subject to the limitations of Section 14) or from serving on the boards of directors of other entities, as long as such activities and services do not interfere or conflict with his responsibilities to Employer.

6. Appointment to Boards of Directors. Upon the Effective Date, Executive shall be appointed to the boards of directors of AWBC and the Bank and shall serve in such capacity (a) with respect to AWBC, initially until the 2005 annual meeting of shareholders and thereafter for so long as he is elected by AWBC’s shareholders, (b) with respect to the Bank, for so long as he is elected by AWBC as the Bank’s sole shareholder, which election AWBC hereby commits to undertake for so long as Executive is employed pursuant to this Agreement, and in each case, until this Agreement is terminated. While acting as a director of either AWBC or the Bank, Executive shall also serve on such board committees to which he is appointed, except the Audit Committee. Executive will accept appointment to other boards of directors and committees of subsidiary and related organizations of Employer. Executive shall fulfill all of Executive’s duties as a board and/or committee member without additional compensation. Upon the termination of Executive’s employment under this Agreement for any reason, Executive will immediately resign from the boards of directors of AWBC and the Bank, from all committees and from all related corporate offices of Employer and its subsidiaries and affiliates.

7. Compensation.

(a) Salary. Employer shall pay Executive a base salary at the annual rate of $300,000 payable in accordance with the standard payroll procedures of Employer but not less than monthly. Executive’s base salary will be increased annually, taking into consideration Executive’s performance for the most recent performance period and other relevant factors.

(b) Incentive Programs. Other than with respect to the years-ending 2004 and 2005, for which the bonuses below will apply, Executive shall be entitled to participate in any annual and longer-term incentive programs that are adopted by Employer and that cover employees in positions comparable to that of Executive. Specifically, and not in limitation of the foregoing, Executive shall be entitled to the following incentive compensation:

(1) By January 31, 2005, Executive shall receive a $150,000 bonus or, alternatively, Employer will use its best efforts to establish an economically viable deferred compensation plan for a comparable amount.

(2) By January 31, 2006, Executive shall receive (i) a $100,000 bonus if AWBC’s average return on assets for the year ending 2005 (“ROAA”) is at least 1% based on the Company’s year-end audited financial statements, (ii) an additional $50,000 bonus if such ROAA is at least 1.2%, and (iii) an additional $50,000 bonus if such ROAA is at least 1.4%. The Board of Directors will take into consideration any non-recurring events including costs related to acquisitions or sales when reviewing AWBC’s ROAA.

(c) Stock Options. On the Effective Date, Executive will be granted stock options to purchase an aggregate 200,000 shares of AWBC common stock (the “Stock Options”). Of such Stock Options, the amount of ISOs (as defined in paragraph (2) of this Section 7(c)) that are permissible under paragraph (2) of this Section 7(c) shall be granted at the closing price of AWBC’s common stock on the Effective Date but before public announcement is made of Executive’s employment with employer (the “ISO Price”). The balance of such Stock Options shall be nonqualified stock options (“NQSOs”) and shall be granted at the closing price of AWBC’s common stock on September 3, 2004, which is the date on which the parties reached final agreement on the economic terms of Executive’s employment.

(1) The Stock Options will be evidenced by a separate stock option agreement and shall become exercisable (i.e., vest) according to the following schedule: Ten percent of the total Stock Options (i.e., 20,000 shares as of the Effective Date) will vest on the date of grant; 15% of such Stock Options (i.e., 30,000 shares as of the Effective Date) will vest on the first anniversary of the date of grant; 20% of such Stock Options (i.e., 40,000 shares as of the Effective Date) will vest on the second anniversary of the date of grant; 25% of such Stock Options (i.e., 50,000 shares as of the Effective Date) will vest on the third anniversary of the date of grant; and the remaining 30% of such Stock Options (i.e., 60,000 shares as of the Effective Date) will vest on the fourth anniversary of the date of grant.

(2) The maximum number of Stock Options allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), in light of the vesting schedule set forth in Section 7(c)(1) above, shall be granted as “incentive stock options” within the meaning of the Code (“ISOs”).

(3) As an example and strictly for illustrative purposes only, if the ISO Price is $20, then no more than 5,000 ISOs could become exercisable in any given year under the $100,000/year grant limitations of Section 422 of the Code. Under this example, and in light of the vesting schedule set forth in paragraph (1) of this Section 7(c), of the total 200,000 Stock Options granted hereunder, 25,000 would be ISOs, and 175,000 would be NQSOs. Under this example, and assuming that there are no changes to AWBC’s capital structure (such as a stock split or dividend) that would necessitate a corresponding adjustment to the number of Stock

Options under AWBC’s 2001 Incentive Stock Plan, the number of ISOs and NQSOs that would vest according to subparagraphs (1) and (2) of this Section 7(c) would be as follows:

(Assuming $20 ISO Price)

	Date of Grant	1st Anniversary	2nd Anniversary	3rd Anniversary	4th Anniversary
ISOs Vesting	5,000	5,000	5,000	5,000	5,000
NQSOs Vesting	15,000	25,000	35,000	45,000	55,000

Total Vesting	20,000	30,000	40,000	50,000	60,000

(4) To the extent any ISO becomes disqualified for ISO treatment under the Code, then such disqualified ISO shall become, and shall be deemed to be, an NQSO.

(d) Relocation Expenses. Executive shall be entitled to reimbursement in full of all reasonable expenses incurred in relocating to Spokane, Washington from his present residence, including but not limited to professional moving expenses and necessary travel for Executive. Employer will also pay Executive an amount equal to the income tax that Executive may be required to pay for this benefit and for the amount paid to pay the income tax.

(e) Expenses. Executive shall be entitled to prompt reimbursement of all reasonable business expenses incurred by him in the performance of his duties during the Term of Employment, subject to the timely presentment of appropriate vouchers and receipts in accordance with Employer’s policies.

(f) Club Memberships. Employer will pay Executive’s monthly membership dues in a golf club mutually acceptable to both Executive and Employer located in or around Spokane, Washington.

(g) Car Allowance. Employer will receive an automobile allowance of $600 per month, to be paid on a monthly basis.

(h) Deferred Compensation. Executive may, at his option, defer income from all or part of his base salary and bonuses through a Deferred Compensation Plan that is acceptable to Employer, which acceptance shall not be unreasonably withheld.

8. Employee Benefits. Executive shall be entitled to participate in employee benefit plans or programs (including but not limited to retirement and employee stock ownership plans) of Employer, if any, to the extent that his position, tenure, salary, age, health, and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Employer shall have no duty under this Agreement to give Executive any additional compensation to cover life insurance premiums or to maintain any life insurance on Executive’s life.

9. Vacation. Executive shall be entitled to vacation of four (4) weeks per year, at full salary, at the discretion of Executive and as time allows, so long as it is reasonable and does not jeopardize his responsibilities; provided that at least once each year Executive must be absent from his duties with Employer for a period of at least ten (10) consecutive business days, all or any portion of which may be vacation leave. The length of vacation at any one time should not exceed two (2) weeks without the approval of the Board of Directors.

10. Surety Bond. Executive agrees to furnish all information and take any other steps necessary to enable Employer to obtain and maintain a fidelity bond conditioned on the rendering of a true account by Executive of all moneys, goods, or other property which may come into the custody, charge, or possession of Executive during the Term. The surety company issuing such bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. If Executive cannot personally qualify for a surety bond at any time during the Term, Employer may terminate this Agreement immediately and such termination shall be deemed to be a termination for Cause.

11. Termination. Notwithstanding the provisions of Section 3, Executive’s employment may be terminated without any breach of this Agreement (provided that any required payments under Section 12 are duly made) under the following circumstances:

(a) Death. This Agreement shall terminate upon Executive’s death.

(b) Disability. If Executive becomes Disabled, Employer may terminate his employment hereunder by providing Executive written notice thereof, and such termination will be effective upon delivery of such notice.

(c) Resignation without Good Reason. Executive may terminate his employment with Employer at any time without Good Reason (as defined in Section 17) by giving Employer three (3) months’ written notice thereof. Such termination will be effective on the earlier of the last day of the notice period or the last day on which Executive performs services for Employer.

(d) Resignation for Good Reason. Executive may terminate his employment with Employer for Good Reason (as defined in Section 17) by giving Employer thirty (30) days’ written notice thereof. Such notice must describe the matter or matters which, in Executive’s opinion, form the basis for Good Reason and include a statement of his intent to terminate his employment on such basis. If the basis for Good Reason is an alleged breach of this Agreement by Employer, such notice shall describe in reasonable detail the alleged breach. If Employer cures such breach or the basis for Good Reason otherwise ceases to exist within the thirty (30) day period following Employer’s receipt of such notice, Executive shall either rescind his notice of intent to terminate and continue his employment under this Agreement, or terminate his employment under Section 11(c), in which case his notice of breach under this Section 11(d) shall be deemed to satisfy the notice requirement under Section 11(c). If Employer fails to cure its breach within, or other bases for Good Reason continue to the end of, the thirty (30) day period following Employer’s receipt of such notice, Executive’s employment shall terminate effective on the last day of such 30-day period. If Executive decides to terminate his employment as provided in Section 11(c), his employment shall terminate effective on the earlier of the last day of the notice period or the last day on which Executive performs services for Employer.

(e) Involuntary Termination Without Cause. Employer may terminate Executive’s employment at any time without Cause by giving thirty (30) days’ written notice thereof to Executive. Executive’s employment shall terminate effective on the last day of the notice period unless Employer specifies an earlier termination date in the notice.

(f) Involuntary Termination for Cause. Employer may terminate Executive’s employment for Cause by giving Executive written notice of such termination and the reasons therefor. Executive’s employment shall terminate immediately upon receipt of the notice.

12. Benefits on Termination of Employment. If Executive’s employment is terminated during the Term, Executive shall be entitled to receive payments and benefits as follows:

(a) Death; Disability; Resignation without Good Reason; Termination for Cause.

If Executive’s employment is terminated as a result of death, Disability, resignation without Good Reason or termination for Cause pursuant to Sections 11(a), (b), (c), or (f) respectively, Executive shall receive:

(1) his base salary through the date his employment terminates;

(2) the pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Employer’s standard payroll procedures; and

(3) reimbursement of expenses described in Section 7(e) incurred but not yet reimbursed.

(b) Change of Control.

(1) At any time within the first year following a Change of Control (as defined in Section 17), Executive shall have the right, at his sole option, to terminate this Agreement by giving Employer ninety (90) days’ written notice thereof. If, following a Change in Control, either (A) Executive exercises his right to terminate this Agreement pursuant to this paragraph, or (B) within two (2) years following the effective date of such Change in Control, Executive terminates his employment for Good Reason pursuant to Section 11(d) or Employer terminates Executive without Cause pursuant to Section 11(e), Executive shall receive:

(i) An amount equal to two (2) times Executive’s then-current annual base salary, plus an amount equal to Executive’s bonus for the year immediately preceding any such termination; provided, however, that if such termination occurs in 2005, the bonus shall be the amount of Executive’s bonus paid in January, 2005, pursuant to Section 7(b)(1);

(ii) The pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Employer’s standard payroll practices;

(iii) Reimbursement of expenses described in Section 7(e) incurred but not yet reimbursed; and

(iv) Immediate acceleration of vesting of all stock options granted to Executive.

(2) The payment to which Executive is entitled pursuant to subparagraphs (i) and (iii) of Section 12(b)(1) shall be paid in a single installment within forty-five (45) days following the last day on which he performs services as an employee of Employer (with no percent value or other discount) or, at Executive’s option, on a deferred basis (with no premium).

(3) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 12(b) (whether by seeking new employment or otherwise), and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(4) Notwithstanding anything in this Agreement to the contrary, if the total of the payments made to Executive under this Section 12(b), together with any other payments or benefits received from Employer, will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code (the “Parachute Payment Amount”), then the payment due under Section 12(b)(1)(i) shall be reduced so that the amount thereof is $1 less than the Parachute Payment Amount.

(c) Resignation for Good Reason; Termination without Cause.

(1) If Executive terminates his employment for Good Reason pursuant to Section 11(d) or Employer terminates Executive without Cause pursuant to Section 11(e), and such termination is not within two (2) years following a Change of Control, Executive shall receive:

(i) Continued payment, in accordance with Employer’s standard payroll practices, of Executive’s then-current base salary from the effective date of termination through the remainder of the Term;

(ii) The pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Employer’s standard payroll practices;

(iii) Reimbursement of expenses described in Section 7(e) incurred but not yet reimbursed; and

(iv) Immediate acceleration of vesting of all stock options which have been granted to Executive prior to the date of termination.

(2) The payments to which Executive is entitled pursuant to subparagraph (iii) of this Section 12(c)(1) shall be paid in a single installment within forty-five (45) days following the last day on which he performs services as an employee of Employer (with no percent value or other discount) or, at Executive’s option, on a deferred basis (with no premium).

(3) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 12(c) (whether by seeking new employment or otherwise), and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(d) Benefits. For three (3) months following the effective date of Executive’s resignation for Good Reason pursuant to Section 11(d) or Employer’s termination of Executive without Cause pursuant to Section 11(e), Employer will pay Executive’s COBRA premiums for coverage in Employer’s group medical, dental and vision plans. For coverage after such three-month period, Executive may continue such participation at his own cost and expense for such period of time as allowed under the COBRA regulations. The parties acknowledge that failure to submit timely payment of premiums will result in cancellation of COBRA coverage. Executive’s rights under other employee benefit plans in which he may have participated will be determined in accordance with the written plan documents governing those plans. The foregoing notwithstanding, in the event that Executive becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by Employer under this Section 12(d) shall terminate immediately upon Executive’s eligibility for such new coverage.

(e) No Other Payments or Benefits. Except as otherwise expressly provided in this Section 12 or as required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which he performs services as an employee of Employer.

13. Proprietary Information.

(a) Executive agrees to comply fully with Employer’s policies relating to non-disclosure of Employer’s trade secrets and proprietary information and processes, including information regarding Employer’s subsidiaries, affiliates, customers and prospective customers. Without limiting the generality of the foregoing, Executive will not, whether during or after his employment with Employer, disclose any such secrets, information, or processes to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation, or other entity (except Employer) under any circumstances during or after his employment; provided, that after his employment ceases, this provision shall not apply to secrets, information, and processes that are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information, or processes entering the public domain without Employer’s consent).

(b) Trade secrets, proprietary information, and processes shall not be deemed to include information which is:

(1) publicly known (or becomes publicly known) without the fault or negligence of Executive;

(2) received from a third party without restriction and without breach of this Agreement;

(3) approved for release by written authorization of Employer; or

(4) required to be disclosed by law; provided, however, that in the event of a proposed disclosure pursuant to this Section 13(b)(4), Executive shall give Employer prior written notice before such disclosure is made.

(c) Executive agrees that in the event that Executive’s employment terminates for any reason, Executive shall promptly deliver to Employer all property belonging to Employer, including all keys, pass cards, identification cards and all documents and materials of any nature pertaining to Executive’s employment with Employer. The obligations in this paragraph include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence, or in any other location under Executive’s control.

(d) This Section shall survive the expiration or any earlier termination of this Agreement.

14. Noncompetition.

(a) Participation in a Competing Business. While Executive is employed pursuant to this Agreement and for the longer of (i) one year following termination of his employment for any reason or (ii) the balance of the Term remaining, if any (such longer period of time being the “Restricted Period”), Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 3% of the total equity interest in a Competing Business.

(b) No Solicitation. While Executive is employed pursuant to this Agreement and during the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of AWBC or the Bank to leave their employment or (2) any customers of the Bank to remove their business from the Bank, or to participate in any manner in a Competing Business.

(c) Employment Outside Washington and Idaho. Nothing in this Section 14 prevents Executive from accepting employment outside the states of Washington or Idaho, from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the states of Washington or Idaho, or (b) have any responsibilities for the Competing Business’ operations within the states of Washington or Idaho.

(d) Competing Business. “Competing Business” means any financial institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) that competes with, or will compete in the states of Washington or Idaho, with AWBC or the Bank.

15. Enforcement.

(a) Scope of Covenants. Employer and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and Employer, the agreements referred to in Sections 13 and 14 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Employer’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Employer request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Employer to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

(b) Injunctive Relief. Executive acknowledges that Employer will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 13 or 14 or threatens or attempts to do so. For this reason, under these circumstances, Employer, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and Employer will not be required to post a bond as a condition for the granting of this relief.

(c) Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 13 and 14 and that Employer is entitled to require him to comply with those Sections. Sections 13, 14 and this Section 15 will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that Employer’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

16. Successors.

(a) Employer’s Successors. Employer shall require any successor to all or substantially all of Employer’s business and/or assets and liabilities (whether by purchase, merger, consolidation, reorganization, liquidation or otherwise) to assume and expressly agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if there were no succession. Employer’s failure to obtain an assumption agreement in form and substance reasonably acceptable to Executive by the effective date of such succession shall constitute a breach of Employer’s obligations to Executive under this Agreement as of the effective date of such succession and shall entitle Executive to all of the payments and other benefits described in Section 12(b).

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, it being agreed by Executive that Executive cannot assign or make subject to an option any of Executive’s rights, including rights to payments and benefits, under this Agreement.

17. Definition of Terms. The following terms used in this Agreement when capitalized have the following meanings:

(a) “Board of Directors” means AWBC’s board of directors.

(b) “Cause” means any one or more of the following:

(1) Executive’s willful misfeasance or gross negligence in the performance of his duties;

(2) Executive’s conviction of a crime in connection with his duties;

(3) Executive’s conduct that is demonstrably and significantly harmful to AWBC or the Bank, as reasonably determined by the Board of Directors on advice from legal counsel; or

(4) Executive can not personally qualify for a surety bond as required by Section 10.

(c) “Change of Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of AWBC or the Bank, within the meaning of Section 280G of the Code; provided however, that an internal reorganization of AWBC and its subsidiaries shall not constitute a Change of Control.

(d) “Disability” and “Disabled” means that Executive has been unable to perform the essential functions of his job under this Agreement, with or without reasonable accommodation, for a period of three (3) consecutive months as the result of his incapacity due to physical or mental illness.

(e) “Good Reason” means any of

(1) a material reduction in Executive’s compensation under Section 7 or benefits under Sections 8 or 9,

(2) a material reduction in Executive’s title or responsibilities,

(3) a relocation of Executive’s principal office so that Executive’s one-way commute distance from his residence in Spokane, Washington is increased by more than forty (40) miles,

(4) failure of Employer’s successor to assume and perform this Agreement as contemplated by Section 16(a), or

(5) any material breach by Employer of this Agreement.

18. Miscellaneous.

(a) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(b) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to Executive at his residence address as maintained on Employer’s records, or to Employer at its executive offices (care of the Chairman of the Board of Directors), or such other addresses as either party shall notify the other in accordance with the foregoing procedure.

(c) Force Majeure. Neither party shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said party, including, but not limited to: acts of God; acts of the public enemy; terrorism; acts of the United States of America, or any State, territory, or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes; or freight embargoes. Notwithstanding the foregoing provisions of this Section 18(c), in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay.

(d) Integration; Amendment. This Agreement comprises the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, regarding Executive’s employment with Employer and all rights, privileges and benefits related thereto. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(e) Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party of a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach by such other party.

(f) Savings Clause. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g) Authority to Contract. Employer warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby, and that this Agreement is not in conflict with any other agreement to which Employer is a party or by which it may be bound. Employer further warrants and represents that the individual executing this Agreement on behalf of Employer has the full power and authority to bind Employer to the terms hereof and has been authorized to do so in accordance with Employer’s corporate organization.

(h) Dispute Resolution.

(1) Any controversy or claim between Employer and Executive arising from or relating to this Agreement or any agreement or instrument delivered under or in connection with this Agreement, including any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, shall, at the option of Executive or Employer, be submitted to arbitration, using either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the rules of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the United State Code. Any such arbitration shall take place in Spokane, Washington. All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this Section 18(h). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. Judgment upon the award rendered may be entered in any court having jurisdiction.

(2) If any arbitration, legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Advice of Counsel. Before signing this Agreement, Executive either (i) consulted with and obtained advice from his independent legal counsel in respect to the legal nature and operation of this Agreement, including its impact on his rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day herein first above written.

EXECUTIVE

/s/ Robert M. Daugherty
Robert M. Daugherty

AMERICANWEST BANCORPORATION

By	/s/ Donald H. Swartz, II
Donald H. Swartz, II
Chairman of the Board of Directors

AMERICANWEST BANK

By	/s/ Donald H. Swartz, II
Donald H. Swartz, II
Chairman of the Board of Directors